                                                                    EXHIBIT 11.1



                         ENDOVASCULAR TECHNOLOGIES, INC.



                        COMPUTATION OF NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            Three Months Ended Sept. 30,    Nine Months Ended Sept. 30,
                                            ----------------------------    ----------------------------
                                                 1997           1996             1997          1996
                                               -------        -------          --------       -------
Net Loss                                       $(6,113)       $(3,507)         $(15,380)      $(9,399)
                                               =======        =======          ========       =======

Weighted average common shares outstanding       8,533          8,355             8,489         8,042

Common shares and options granted (using
  the treasury stock method assuming an
  initial public offering price price of
  $12.00) since December 15, 1994 included
  pursuant to Securities and Exchange
  Commission Rules                                  --             --                --            62
                                               -------        -------          --------       -------

Weighted average common and equivalent
  shares                                         8,533          8,355             8,489         8,042
                                               =======        =======          ========       =======

Net loss per common and equivalent share       $ (0.72)       $ (0.42)         $  (1.81)      $ (1.16)
                                               =======        =======          ========       =======
